Exhibit 99.1

A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

AT THE COMPANY	AT ASHTON PARTNERS

Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)

Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

MONDAY, JANUARY 7, 2008

A. M. Castle & Co. to Open Service Center in Shanghai

to Service Growing Aerospace Demand

Company Comments on State of Business

FRANKLIN PARK, IL, JANUARY 7TH — A. M. Castle & Co. (NYSE:CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today announced that it has obtained a business license for the opening of a new service center in Shanghai, China. A. M. Castle Metal Materials (Shanghai) Co., Ltd (dba Transtar Metals) is expected to be fully operational in the fiscal second quarter of 2008.

The 50,000 square foot facility is initially intended to service existing customers in China, which currently receive processed specialty aerospace grade metals from the Company’s U.S.-based Transtar Metals operations. The Company also anticipates to increase its business in the region through the establishment of this local service center. The Shanghai service center will be managed by Amur Li, a nineteen year veteran of the metals industry.

Michael H. Goldberg, President and CEO of A. M. Castle stated, “This investment demonstrates our commitment to become the leading supplier of specialty metals to targeted growth industries worldwide. Our Shanghai operation will not only allow us to better service our existing Asian customer base but also to expand our clientele and capabilities in that region.”

A.M. Castle & Co.

Add One

Goldberg added, “China’s economic advancement in recent years has created increased demand for the manufacture of commercial aircraft and related components. As a leading provider of specialty metals and related supply chain services to the aerospace industry, servicing this expanding global demand solely from our North American and European operations alone was no longer feasible.”

Initially, the Shanghai operation will be equipped to primarily service the aerospace demand in China. However, the Company plans to expand its offerings to other markets in need of specialty metals and supply chain services in the future.

State of Business

Goldberg further commented on the current conditions impacting the business and stated, “As manufacturing continues to slow in the North American region, recent demand and pricing in the fourth quarter have been much softer than we experienced in the earlier part of 2007. Our aerospace business has also been impacted by excess inventory in the aerospace supply chain, although we expect that to correct itself in the latter stages of 2008.” Goldberg continued, “Our expansion internationally will make us less susceptible to the economic cycles of the North American manufacturing base and will position the Company to benefit from economic expansion occurring overseas as we continue to look for opportunities abroad that complement our operations.”

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 55 locations throughout North America and Europe. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.